Exhibit 10.24

THIRD AMENDMENT TO SUBLEASE AGREEMENT

THIS THIRD AMENDMENT TO SUBLEASE AGREEMENT (this “Third Amendment”), dated this 29th day of December, 2010, is executed by and between Novavax, Inc., a  Delaware Corporation (“Sublandlord”) and PuriCore, Inc., a Delaware Corporation, successor-in-interest to Sterilox Technologies, Inc. (“Subtenant”).

RECITALS

WHEREAS, pursuant to a Lease Agreement dated July 15, 2004 (“Prime Lease”) Sublandlord leased from Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Prime Landlord”) approximately 32,908 rentable square feet of space on the first and second floors (the “Premises”) of the building located at 508 Lapp Road, Malvern, Pennsylvania 19355 (the “Property”); and

WHEREAS, Prime Landlord and Sublandlord entered into an Amendment to Lease Agreement and Consent to Sublease dated June 1, 2006; and

WHEREAS, Sublandlord and Subtenant entered into a Sublease Agreement dated April 28, 2006 (the “Original Sublease”) pursuant to which Subtenant agreed to sublease a portion of the Premises (the “Sublease Premises”) from Sublandlord; and

WHEREAS, Sublandlord and Subtenant entered into that certain Amendment to Sublease dated October 25, 2006 (the “First Amendment to Sublease”), pursuant to which the parties amended the Original Sublease as more particularly set forth therein;

WHEREAS, Sublandlord and Subtenant entered into that certain Second Amendment to Sublease Agreement dated April 22, 2009 (with an effective date of November 1, 2008) (the “Second Amendment to Sublease Agreement”), pursuant to which the Sublease Premises was expanded to include the entire Premises, containing 32,908 rentable square feet, as described above, and including additional amendments to the Original Sublease as more particularly set forth therein;

WHEREAS, the Original Sublease, as amended by the First and Second Amendments to Sublease, is hereinafter referred to as the “Sublease”; and

WHEREAS, Sublandlord and Subtenant now wish to further amend the Sublease as set forth in this Third Amendment.

NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below and intending to be legally bound, Sublandlord, and Subtenant hereby agree as follows:

1.
Incorporation of Recitals.  The parties hereto acknowledge and agree that the recitals hereinabove set forth are true and correct in all respects and that the same are incorporated herein and made a part hereof.

2.	Representations.

(a)	Sublandlord hereby represents and warrants to Subtenant the following facts:

(1)	Except as modified by this Third Amendment, the Sublease is in full force and effect and constitutes the entire rental agreement between Sublandlord and Subtenant for the Sublease Premises;

(2)	There are no existing defaults on the part of Sublandlord, or to Sublandlord’s knowledge, Subtenant under the Sublease;

(3)
Neither Prime Landlord nor Sublandlord is in default under the Prime Lease, and to Sublandlord's knowledge, there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Prime Landlord or Sublandlord under the Prime Lease; and

(4)	Sublandlord has paid to Prime Landlord any and all sums owed to Prime Landlord under the Prime Lease as of the date of this Third Amendment;

(5)	To Sublandlord's knowledge, no part of the Security Deposit has been applied by Prime Landlord to satisfy Sublandlord’s obligations under the Prime Lease;

(6)	Sublandlord has no knowledge of any environmental condition that affects the use or operation in any way of that portion of the Premises not currently being occupied by Subtenant.

(b)	Subtenant hereby represents and warrants to Sublandlord the following facts:

(1)	Except as modified by this Third Amendment, the Sublease is in full force and effect and constitutes the entire rental agreement between Sublandlord and Subtenant for the Sublease Premises;

(2)	Subtenant is in full and complete possession of the Sublease Premises; and

(3)	There are no existing defaults on the part of Subtenant, or to Subtenant’s knowledge, Sublandlord, under the Sublease.

3.
Option to Renew.  Subtenant hereby exercises its Option, as described in Section 5 of the Second Amendment to Sublease Agreement.  The Option Term shall commence on October 1, 2011 and shall continue for a period of two years (2) and eleven (11) months, expiring on August 31, 2014.  The parties hereto acknowledge and agree that the Option Term set forth herein is one (1) month less than the length of the Option Term as originally set forth in the Second Amendment to Sublease Agreement.  Subtenant shall have no further right to extend the term of the Sublease.

4.
Rent for the Option Term.  Notwithstanding anything to the contrary set forth in the Second Amendment to Sublease Agreement, Subtenant shall pay to Sublandlord, in the manner set forth in Section 6 of the Second Amendment to Sublease Agreement, the following Subrent for the remainder of the Term and for the Option Term:

Period	Amount psf	Annual Amount

01/01/11 – 10/31/11	$8.51	$280,047.08

11/01/11 – 10/31/12	$8.73	$287,286.84

11/01/12 – 10/31/13	$8.94	$294,197.52

11/01/13 – 08/31/14	$9.17	$301,766.36

Subtenant shall make all payments of Subrent to Sublandlord on the first day of each month via ACH wire transfer.

5.
Operating Expenses/Utilities.  For the remainder of the Term and continuing through the Option Term, Subtenant shall continue to reimburse Sublandlord for all Operating Expenses and Utilities pursuant to Section 6(b) of the Second Amendment to Sublease Agreement.

6.	Security Deposit/Letter of Credit. Section 6(d) of the Sublease is hereby deleted, and the following new paragraph (d) is substituted in lieu thereof:

“d.  In lieu of a cash security deposit, Subtenant shall deliver to Sublandlord, simultaneously with the execution of this Third Amendment, a 12-month irrevocable Letter of Credit (the ‘Letter of Credit’), renewable automatically on an annual basis at the commencement of each new calendar year during the remaining Term of the Sublease and including the Option Term, in a form acceptable to Sublandlord, by a reputable bank which is a member of the United States Federal Reserve System (the ‘Issuing Bank’), in the amount of One Hundred Thousand Dollars ($100,000.00), with the first half of the Letter of Credit ($50,000.00) required by January 1, 2011, and the second $50,000.00 required by March 1, 2011.  Subtenant may provide two separate Letters of Credit, if necessary, which shall collectively be deemed the ‘Letter of Credit’.”

7.
Brokerage Commissions.  Sublandlord and Subtenant represent to each other that neither party has engaged a broker or other person who may be owed a commission in connection with the transactions contemplated by this Third Amendment other than Scheer Partners, which represents Sublandlord and will be paid separately by Sublandlord pursuant to a separate written agreement, and no other broker is entitled to a leasing commission in connection with the transaction effectuated hereby.  Sublandlord and  Subtenant shall indemnify and hold each other harmless against all claims, damages, costs or expenses, including reasonable attorney’s fees and litigation costs, resulting directly or indirectly from any claim by any other party for brokerage or similar fees or commissions arising as a result of its agreement or actions relating to the transaction effectuated hereby.

8.
Continuing Agreements; Novation.  Except as expressly modified hereby, the parties hereto ratify and confirm each and every provision of the Sublease as if the same were set forth herein.  In the event that any of the terms and conditions in the Sublease conflict in any way with the terms and provisions hereof, the terms and provisions hereof shall prevail.  The parties hereto covenant and agree that the execution of this Third Amendment is not intended to and shall not cause or result in a novation with regard to the Sublease.

9.
ENTIRE AGREEMENT.  NO STATEMENTS, AGREEMENTS OR REPRESENTATIONS, ORAL OR WRITTEN, WHICH MAY HAVE BEEN MADE TO EITHER PARTY OR TO ANY EMPLOYEE OR AGENT OF EITHER PARTY, EITHER BY SUCH PARTY OR BY ANY EMPLOYEE, AGENT OR BROKER ACTING ON SUCH PARTY’S BEHALF, WITH RESPECT TO THE MODIFICATION OF THE SUBLEASE, SHALL BE OF ANY FORCE OR EFFECT, EXCEPT TO THE EXTENT STATED IN THIS FIRST AMENDMENT, AND ALL PRIOR AGREEMENTS AND REPRESENTATIONS WITH RESPECT TO THE MODIFICATION OF THE SUBLEASE ARE MERGED HEREIN.

10.	Capitalized Terms. Each capitalized term used herein but not defined shall have the meaning ascribed to such term in the Sublease.

11.	Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit or describe the scope or intent of this Third Amendment.

12.
Governing Law.  The provisions of this Third Amendment shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania as the same may be in effect from time to time.

13.
Counterparts.  This Third Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

14.
Sublease by Subtenant.  If Subtenant desires to sublet the Premises pursuant to Section 18 of the Prime Lease, Sublandlord shall use commercially reasonable efforts to assist Subtenant in obtaining the necessary approvals from the Prime Landlord and shall be reasonable in whether or not to provide its own consent to any such sublet.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment under seal as of the date first above written.

WITNESS:	SUBLANDLORD:

Novavax, Inc.

	By:	/s/ Frederick W. Driscoll
	Name:	Frederick W. Driscoll
	Title:	VP, CFO & Treasurer

WITNESS:	SUBTENANT:

PuriCore, Inc.

	By:	/s/ Darren D. Weiss
	Name:	Darren D. Weiss
	Title:	Chief Financial Officer